Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Farmers National Banc Corp. on Amendment No. 2 to Form S-4 of our report dated February 27, 2015 on the consolidated financial statements and effectiveness of internal control over financial reporting of Farmers National Banc Corp. appearing in the 2014 Form 10-K of Farmers National Banc Corp., and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

Crowe Horwath LLP

/s/ Crowe Horwath LLP

Cleveland, Ohio

May 6, 2015